Exhibit 99.1

CONTACT:    (206) 622-4191

Fran Conley, CEO

Ernie Johnson, CFO

Cutter & Buck Returns to Profitability in First Quarter
Conference Call today, September 10
Addition of Executive for Products Group

SEATTLE, September 10, 2003. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its first quarter ended July 31, 2003.

For the quarter ended July 31, we had the following results:

In millions, except percentage and per share data	2003	2002
Net Sales	$32.7	$33.3
Gross Profit%	45.0%	41.9%
Net Income (Loss)	$1.1	$(1.6)
Earnings (Loss) Per Share	$0.10	$(0.15)

Balance Sheet Summary

In millions	July 31, 2003	April 30, 2003	July 31, 2002
Accounts receivable	$19.2	$24.3	$24.1
Inventories	$31.1	$34.5	$28.6
Working Capital	$67.5	$65.6	$73.5
Shareholders’ Equity	$73.3	$72.0	$82.1

Management Viewpoint:

The $1.1 million net income for the quarter year ended July 31, 2003 includes $3.2 million pretax profit from our remaining wholesale* business.  It also includes $1.7 million pretax restatement expenses, including expenses to settle the shareholder lawsuits and the SEC investigation.  A full reconciliation of these numbers to the Generally Accepted Accounting Principles presentation is shown in Table B attached.

The $3.2 million pretax profit from the remaining wholesale business for the first quarter of FY 2003 compares favorably to the $1.3 million pretax profit in the same period of FY 2002.

Sales were essentially flat to last year, when you consider that last year’s numbers for the quarter included $750,000 of direct sales in Europe, where we now have a licensee and receive royalty income.  See Table C attached.  Gross profit for the quarter was $14.7 million, up from $13.9 million in the prior year.  The gross margin percent was 45.0% for the quarter compared to 41.9% a year ago.  Management is pleased with the results of its efforts to improve margins; however, we expect our margins to continue to show some fluctuation.

“Cutter & Buck’s restructuring is now substantially complete,” said Fran Conley, Chief Executive Officer.  “Sales are stable, margins are good, and costs are controlled.  We have a strong brand with loyal customers and a full, skilled management team.  We can now build on this foundation.”

“Our balance sheet remains healthy,” said Ernie Johnson, Chief Financial Officer.  “Accounts receivable for the quarter declined $4.8 million, or 20%, over the prior year, and we continued to generate positive free cash flow.  Our overall inventory balance decreased $3.4 million as planned during the quarter.  Although inventory of our seasonal products increased during the quarter as we received our Fall 2003 lines, this was more than offset by a decrease in the inventory of our classic products as we intensively managed our buys in this area.  In addition, we are now seeing the cost-saving benefits of our restructuring, although these savings are offset somewhat by our increased costs to comply with the Sarbanes-Oxley Act and increased legal and insurance expenses.”

Company Adds Executive

Cutter & Buck today announced the appointment of Henry Fielding as Vice President and Manager of the Products Group.  He will be responsible for the departments that develop the company’s line plans and merchandising approaches, design and develop the product, and get the product manufactured.

Fielding has been associated with the clothing industry since 1978.  He most recently served as vice president of Calvin Klein Home where he was responsible for directing product development, merchandising, and sourcing.  He was also vice president and brand manager for Vanity Fair where he directed merchandising, design and sales.  Prior to that, Fielding held the position of president for Tommy Hilfiger Sleepwear where he directed the men’s and women’s divisions, including all merchandising, sales, production and sourcing.  He was executive vice president for Publix Group, and from 1978-1991 held various executive positions with The Arrow Company, USA.

“I am thrilled to be part of the Cutter & Buck organization and the fine people that work here,” said Fielding.

“We are delighted that Henry will lead the company’s efforts to have the best possible product line,” said Conley.  “We expect to benefit from his experience and energy.  With his arrival, we now have a full team of skilled senior managers.”

Restatement Update:

The company has entered into an agreement with the SEC resolving the SEC’s investigation of the events leading to its 2002 restatement of financial results.  We have an agreement with the plaintiffs to settle the securities lawsuits that grew from the restatement.  Although the Department of Justice and the SEC are continuing their inquiries, we have no reason to believe that the company, or any current director, officer, or manager will be targeted.  We are continuing our lawsuit against Genesis, the insurance company that is attempting to rescind its 2002 directors and officers insurance policy.  We anticipate some ongoing restatement costs related to the investigations and the Genesis lawsuit.

Conference Call:

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters.  The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, September 10, 2003.  To listen to the conference call, go to http://www.cutterbuck.com.  At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through October 10, 2003.  The call can also be accessed at 1-800-839-0860, PIN 1023 through October 10, 2003.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking statements.  Those factors include, but are not limited to the following: the ability of the company to control costs and expenses; relations with and performance of suppliers; the Company’s ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate chosen distribution channels; competition; access to capital; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; the ability to retain key employees and to maintain the integrity of the Company’s technology and information systems; maintaining satisfactory relationships with our banking partners; political and trade relations; the overall level of consumer spending on apparel; global economic conditions and additional threatened terrorist attacks and responses thereto, including war; developments in the Securities and Exchange Commission’s or the Department of Justice’s ongoing investigation.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand.  The Company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

* Our wholesale business includes designing, sourcing and selling high quality sportswear to golf and specialty retailers, corporations and international distributors and licensees.

Cutter & Buck
Table A
Condensed Consolidated Statements of Operations
(unaudited)

	Quarter Ending July 31,
In thousands, except per share data	2003	2002
Net sales	$32,737	$33,307
Cost of sales	17,999	19,359
Gross profit	14,738	13,948
Operating expenses:
Depreciation	1,062	1,276
Selling, general and administrative	10,482	10,608
Restructuring and asset impairment	—	3,814
Restatement expenses	1,672	—
Total operating expenses	13,216	15,698
Operating income (loss)	1,522	(1,750)
Net interest expense	(15)	(136)
Net income (loss) from continuing operations before tax	1,507	(1,886)
Income tax expense (benefit)	555	(641)
Net income (loss) from continuing operations	952	(1,245)
Income (loss) from discontinued retail operations, net of tax	146	(342)
Net income (loss)	$1,098	$(1,587)

Basic and diluted earnings per share:
Net earnings / (loss) from continuing operations	$0.09	$(0.12)
Net earnings / (loss) from discontinued retail operations	$0.01	$(0.03)
Net earnings / (loss)	$0.10	$(0.15)

Shares used in computation of:
Basic earnings (loss) per share	10,665	10,594
Diluted earnings / (loss) per share	10,826	10,594

Table B:  Management View of Operations and Reconciliation to GAAP Numbers Above:

	Quarter Ending July 31,
In thousands	2003	2002
Net income (loss) as reported	$1,098	$(1,587)

Less: net income (loss) from discontinued retail operations	146	(342)
Plus: Income tax expense (benefit)	555	(641)
Plus: pre-tax (income) expense of closed European operations	40	(633)
Plus: restructuring and asset impairment expenses	0	3,814
Plus: restatement expenses	1,672	0
= Remaining wholesale business income before tax	$3,219	$1,295

Table C

Summary of Net Sales by Strategic Business Unit:

	Quarter Ending July 31,
In thousands	2003	2002	$ change	% change
Golf	$11,047	$11,777	$(730)	(6.2)%
Corporate	14,276	13,255	1,021	7.7%
Fashion	5,008	4,886	122	2.5%
International	570	1,775	(1,205)	(67.9)%
Other	1,836	1,614	222	13.8%
Total	$32,737	$33,307	$(570)	(1.7)%

Note:  International sales for the quarter ended July 31, 2002 included $750,000 of direct sales in Europe.

Table D

Condensed Consolidated Balance Sheets
(unaudited, unless otherwise stated)

In thousands	July 31, 2003	April 30, 2003
		(audited)
Assets
Current Assets:
Cash and cash equivalents	$22,235	$18,864
Restricted cash	4,000	—
Accounts receivable	19,245	24,333
Inventories	31,092	34,539
Other current assets	7,255	8,326
Total current assets	83,827	86,062
Furniture and equipment, net	8,102	8,894
Other assets	693	722
Total assets	$92,622	$95,678

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$4,468	$6,381
Accrued liabilities	10,503	12,245
Current portion of capital lease obligations	1,260	1,732
Other current liabilities	62	82
Total current liabilities	16,293	20,440
Capital lease obligations, net of current portion, and other liabilities	3,028	3,250
Total shareholders’ equity	73,301	71,988
Total liabilities and shareholders’ equity	$92,622	$95,678

Table E

Condensed Consolidated Statements of Cash Flows

(unaudited)

In thousands	July 31, 2003	July 31, 2002
Net income (loss)	$1,098	$(1,587)
Net cash provided by (used in) operating activities:
Depreciation	1,121	1,667
Deferred gain on sale and leaseback of capital assets	(20)	(32)
Loss on disposals of furniture and equipment	17	—
Amortization of deferred compensation	16	279
Noncash restructuring and asset impairment charges	—	3,604
Changes in assets and liabilities:
Restricted cash	(4,000)	—
Accounts receivable	5,088	17,833
Inventories	3,446	(2,358)
Prepaid expenses and other current assets	1,100	(2,068)
Accounts payable and accrued liabilities	(3,727)	(3,885)
Net cash provided by operating activities	4,141	13,453
Net cash used in investing activities	(347)	(482)
Net cash used in financing activities	(423)	(744)
Net increase in cash and cash equivalents	3,371	12,227
Cash and cash equivalents, beginning of period	18,864	6,989
Cash and cash equivalents, end of period	$22,235	$19,216